Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Form S-3 No. 333-194187 and Form S-8 No’s. 333-197325, 333-168834, 333-135076, 333-116930, 333-90045, 333-77943, 333-39396, 333-67692, 333-212910 and 333-212911 of our report dated March 9, 2017 relating to the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting of Autobytel Inc., appearing in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Moss Adams LLP

Los Angeles, CA
March 9, 2017